CONSULTING SERVICES AGREEMENT

This Consulting SERVICES Agreement (this “Agreement”) is made as of the date of last signature (the “Effective Date”), by and between Trevi Therapeutics, Inc., a Delaware corporation (“Trevi”) and David Clark (“Consultant”). Trevi desires to retain Consultant to provide Services to Trevi and Consultant desires to provide those Services. Accordingly, the parties agree as follows:

1.
Services.

1.1.
Services. Subject to the terms of this Agreement, Consultant will provide consulting, advisory and related services as may be reasonably requested from time to time by Trevi, including, but not limited to, the services specified on Exhibit A (the “Services”). The manner and means by which Consultant chooses to perform the Services are in Consultant’s sole discretion and control. Consultant will use Consultant’s own equipment, tools and other materials at Consultant’s own expense to perform the Services. Consultant acknowledges that time is of the essence in performing the Services. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without Trevi’s prior written consent, and in the event Trevi gives such consent, Consultant will remain fully liable to Trevi for the performance of all permitted subcontractors.

1.2.
Conflicting Terms. If the terms of this Agreement conflict with any policy of any institution or company with which, or by which, Consultant is affiliated, engaged or employed (“Institution”), Consultant will immediately notify Trevi so that the parties can attempt to reach an appropriate accommodation.

1.3.
Services Provided Outside Scope of Employment. Consultant will provide Services under this Agreement during his/her personal time. In providing Services under this Agreement, Consultant will not use the time or services of any Institution employee or personnel nor will Consultant use any Institution facilities, equipment, materials, funds, or information. If required, Consultant has notified Institution and has obtained approval for the Services that will be performed by Consultant under this Agreement.

2.
Consideration.

2.1.
Fees. In consideration for Services performed by Consultant, Trevi will pay Consultant at the rate of Four Hundred Dollars ($400) per hour as set forth on Exhibit A for up to a maximum of 20 hours per month.

2.2.
Equity. The Consultant acknowledges and agrees that, notwithstanding the continued performance of the Services hereunder and the terms of any and all outstanding and unvested equity awards (options and PSOs) granted to the Consultant by the Company, such equity awards will cease to vest as of the Effective Date and all unvested equity awards as of the Effective Date shall terminate, The Consultant shall have three (3) months following the day this Agreement is terminated or expires to exercise any stock options held by him that have vested and become exercisable as of such date in accordance with and subject to the applicable equity plans and stock option award agreements.

2.3.
Expenses. Trevi will reimburse Consultant for reasonable and customary out-of-pocket business expenses incurred at the request of Trevi in the course of performing the Services (“Pass-Through Expenses”) provided: (i) Consultant provides receipts and descriptions for such expenses; and (ii) such expenses are permitted under any travel and expense policy currently in effect. Anticipated expenses in excess of $500.00 require the prior written approval of an executive officer of Trevi.

2.4.
Invoices. Consultant will submit a monthly invoice to Trevi no later than 10 days after the end of the month in which Services detailed in the invoice have been rendered or after incurring an authorized Pass-Through Expense. Consultant will include on the invoices the date and detailed description of the Services rendered and the Pass-Through Expenses incurred, accompanied by original receipts. Trevi will pay all undisputed invoices within 30 days of receipt.

3.
Confidential Information.

3.1.
Definition. “Confidential Information” means information disclosed to Consultant by or on behalf of Trevi before, on or after the Effective Date relating to Trevi’s business practices, financials, business plans, customer lists, strategies, plans, designs, products, processes, programs, trade secrets, know-how, technologies, inventions and data (including personal information). Any of such information, in whatever form and whether or not marked as confidential or proprietary, and all derivatives, improvements and enhancements to any of the above, whether provided to Consultant or created or developed by Consultant under this Agreement, as well as information of third parties as to which Trevi has an obligation of confidentiality, are all Confidential Information. Confidential Information does not include any information that Consultant can establish: (a) was publicly known or in the public domain prior to the time of disclosure to Consultant by Trevi; (b) becomes publicly known and made generally available after disclosure to Consultant by Trevi through no act or omission of Consultant; (c) is in the possession of Consultant, without confidentiality restrictions, at the time of disclosure by Trevi as shown by Consultant’s files and records prior to the time of disclosure; or (d) was developed by Consultant independently of any Confidential Information received from Trevi.

3.2.
Restrictions on Use and Disclosure. Consultant acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of Trevi. Consultant will not use or reproduce the Confidential Information except as necessary in the performance of this Agreement and will not disclose any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of Trevi. In addition, Consultant represents that during Consultant’s provision of Services, even if before the execution of this Agreement, Consultant has not used the Confidential Information except in the performance of this Agreement without the prior written consent of Trevi and has not disclosed any part of the Confidential Information in any form to any third party. Upon expiration or any termination of this Agreement, Consultant agrees to cease using and to return to Trevi, or at Trevi’s sole option, destroy, all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

3.3.
Permitted Disclosures. Consultant may disclose Confidential Information to those employees, consultants or professional representatives such as attorneys or accountants who are required to know the Confidential Information to perform the Services (“Representatives”) so long as those Representatives are bound by obligations of non-use and confidentiality no less restrictive than those herein. Consultant will be responsible for any breach of this Agreement by Consultant or its Representatives. If Consultant is required by law, rule of court or regulation to make any disclosure that is prohibited by this Agreement, Consultant will, if legally permitted, provide Trevi with prompt written notice (email being sufficient) of such requirement prior to disclosure so that Trevi may seek a protective order or other appropriate relief. Subject to the foregoing sentence, Consultant may furnish that portion (and only that portion) of the Confidential Information that Consultant is legally compelled or is otherwise legally required to disclose. Any Confidential Information disclosed pursuant to the preceding sentence will continue to be treated as Confidential Information for all other purposes.

3.4.
Third Party Information. Consultant will not disclose or otherwise make available to Trevi any confidential information received by Consultant under obligations of confidentiality from a third party.

3.5.
Competitive Engagements. Consultant will provide prior written notice to Trevi if Consultant is to perform any services for a third party that develops, manufactures, promotes, sells, licenses, distributes, or provides products or services, or has plans to do any of the foregoing, that are substantially similar to or would compete with the technology, products or services of Trevi.

3.6.
Non-Solicitation. During the term of this Agreement and for 12 months thereafter Consultant will not, directly or indirectly, on Consultant’s own behalf or on behalf of any third party: (a) solicit, encourage or induce any employee or consultant of Trevi to terminate his or her employment or engagement with Trevi; or (b) hire any person who was employed by Trevi during the 12 month period immediately prior to the effective date of termination of this Agreement; provided, however, that general public solicitations and advertisements not directed at employees of Trevi, and the extension of offers to persons who respond to such general solicitations and advertisements, will not be deemed violations of this provision.

4.
Ownership; Licenses.

4.1.
Work Product; Assignment. Trevi will be the sole and exclusive owner of all right, title and interest in and to all notes, data, idea, information, records, drawings, designs, inventions, discoveries, materials, and other deliverables, and any improvements to the foregoing, that arise or are made, conceived and/or reduced to practice by Consultant in the course of providing the Services and all intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Consultant hereby assigns to Trevi all of

Consultant’s right, title and interest in and to any and all Work Product. Consultant hereby waives any applicable moral rights in the Work Product.

4.2.
Disclosure of Work Product; Maintenance of Records. Consultant will promptly disclose all Work Product to Trevi. Consultant will keep and maintain current and accurate written records of all Work Product made by Consultant (solely or jointly with others) during the term of this Agreement and for three years thereafter. Such records are and remain the sole property of Trevi and upon Trevi’s request, Consultant will deliver the same to Trevi.

4.3.
Assistance. Consultant agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist Trevi, at Trevi’s expense, to perfect in Trevi the right, title and other interest in the Work Product. If Trevi is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints Trevi as Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Consultant’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Consultant.

4.4.
License to Perform Services. Solely to the extent required for Consultant to perform the Services, Trevi grants Consultant a non-exclusive, limited license to all intellectual property rights owned or controlled by Trevi. Except for the foregoing limited license, no right, title or interest in or to any intellectual property rights of Trevi are granted to Consultant under this Agreement.

5.
Representations and Warranties.

5.1.
Authority. Consultant represents and warrants that Consultant has good and marketable title to all Work Product, and that the Work Product will be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product.

5.2.
Diligence. Consultant will perform all of its obligations under this Agreement: (i) in strict accordance with the terms of this Agreement, including any amendments or related documents; and (ii) in a timely, professional, commercially diligent basis, in accordance with the generally accepted industry and professional standards, procedures and practices, to the reasonable satisfaction of Trevi.

5.3.
Compliance. Consultant represents and warrants that the Services and the Work Product, comply with all applicable United States and foreign laws and regulations, and that all Work Product will conform with the specifications agreed by the parties for such Work Product. Consultant will not export, directly or indirectly, any United States source technical data acquired from Trevi or any products utilizing such data to any countries outside the United States which export may be in violation of applicable law and will comply with all applicable laws and regulations in the performance of the Services, including without limitation, all Global Trade Control Laws. “Global Trade Control Laws” means the U.S. Export Administration Regulations;

the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President's Executive Orders and administered by the U.S. Department of the Treasury Office of Foreign Assets Control; European Union (E.U.) Council Regulations on export controls, including Nos.428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies and all relevant regulations and legislative instruments made under any of the above.

5.4.
Anti-Bribery Laws. Consultant will comply with all applicable anti-bribery and anti-corruption laws (“Anti-Bribery Laws”) and will: (i) not do or omit to do any act or thing which causes or may cause Trevi to be guilty of an offense under an Anti-Bribery Law; (ii) not offer any payment or other benefit to any current or prospective customer or distributor of Trevi; and (iii) promptly report to Trevi any request or demand for any undue financial or other advantage of any kind, in connection with Trevi, its business or the Services.

5.5.
Non-Infringement. Consultant represents and warrants that: (a) to the best of Consultant’s knowledge the Work Product and the use and/or incorporation of Work Product in the products and services of Trevi do not and will not infringe or misappropriate the intellectual property rights of any third party; (b) Consultant’s engagement by Trevi pursuant to this Agreement does not and will not breach any agreement with any current or former employer or client; and (c) Consultant has not entered into, and will not enter into, any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.

5.6.
Debarment and Exclusion. Consultant represents and warrants that: (a) it is not debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act [US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)] or similar local laws or regulations and that Consultant has not and will not use in any capacity the services of any person debarred under such law with respect to the Services; and (b) it is not excluded from any federal health care program, including but not limited to Medicare and Medicaid. Consultant will notify Trevi immediately if either of these representations needs to be amended in light of new information.

5.7.
Data Security. Consultant will implement and maintain reasonable and appropriate administrative, physical, organizational, and technical security measures and safeguards (“Safeguards”) to prevent any unauthorized collection, use or disclosure of, destruction, loss or alteration of or access to any Confidential Information. Such Safeguards include maintaining the following minimum data security practices and measures to: (a) ensure the security, integrity and confidentiality of all Confidential Information; (b) detect, prevent and respond to any threats, attacks, intrusions, unauthorized disclosure, access to, or use of Confidential Information; and (c) ensure the secure disposal of Confidential Information. Such information security practices shall include physical security of all premises in which Confidential Information will be processed and/or stored, including the implementation of industry-accepted password protections and data encryption. While Consultant is in possession of Confidential Information, Consultant will implement and maintain industry-accepted quality security firewall, antivirus protection software, and malware protection software, each of which shall be subscription-based, automatically-updating software from a reputable provider. Upon written request by Trevi, Consultant shall provide Trevi with reasonable detail regarding Consultant’s compliance with this Section. Consultant will notify Trevi within 24 hours if Consultant reasonably suspects, detects or is notified of any attempted or actual security breach that results or may have resulted in unauthorized destruction, loss, alteration or theft of, or unauthorized access to, Confidential Information (each such incident, a “Security Incident”). Consultant will investigate such breach or potential breach and mitigate and remediate the adverse effects of such Security Incident and preserve forensic evidence. Consultant will provide information to Trevi about the nature and scope of the Security Incident and the status of any ongoing remedial actions. Consultant will correct, at no additional charge to Trevi, any destruction, loss or alteration of any Confidential Information.

5.8.
Data Processing Addendum. The parties will comply with the provisions of the Data Processing Addendum attached as Exhibit B.

5.9.
Breach of Warranty. In the event of a breach or threatened breach of the foregoing warranties, and in addition to any other remedies to which Trevi may be entitled under this Agreement or by operation of law, Consultant will, at no additional cost to Trevi, replace or modify the Work Product with a functionally equivalent and conforming Work Product, obtain for Trevi the right to continue to use the Work Product and, in all other respects, use Consultant’s best efforts to remedy the breach.

6.
Term and Termination. This Agreement will commence on the Effective Date and continue until terminated as provided herein. Either party may terminate this Agreement: (i) for convenience at any time upon 14 days prior written notice to the other; or (ii) if the other party materially breaches the Agreement and does not cure the breach within 30 days after the non-breaching party notifies it in writing of the breach; provided that if such breach is not capable of cure the non-breaching party may terminate this Agreement immediately upon notice. In the event of any termination by Trevi, Consultant will cease work immediately after receiving notice of such termination unless otherwise advised by Trevi and will notify Trevi of all costs incurred up to the date of termination. If Trevi terminates this Agreement for convenience, Trevi will pay Consultant for all Services actually performed through the date of termination and will reimburse all reasonable, non-cancellable pre-approved costs and expenses incurred by Consultant in performing such Services. Sections 3 – 9 survive expiration or any termination of this Agreement, as does any other provision in this Agreement that by its nature and intent remains valid after the term.

7.
Independent Contractor. Consultant is an independent contractor and not an employee, agent or partner of Trevi. Consultant is not authorized to make any representation, warranty, contract, or commitment on behalf of Trevi. Consultant is not eligible to any Trevi employee programs or benefits of any kind and Trevi will not treat Consultant as an employee for any purpose. Consultant will provide Trevi with a completed Internal Revenue Service (IRS) Form W‑9 before any payments are made under this Agreement. Trevi will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Trevi will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid under this Agreement.

8.
Indemnification. Consultant agrees to indemnify, defend and hold harmless Trevi and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant; (ii) a determination by a court or agency that Consultant is not an independent contractor; (iii) any breach by Consultant of any of the covenants contained in this Agreement; (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole, or in part, from Trevi’s use of the Work Product under this Agreement.

9.
Limitation of Liability. Except with respect to Consultant’s breach of Sections 3 or 4 or 5.7, in no event will either party be liable to the other for any lost profits or lost business or for any consequential, incidental, special or indirect damages of any kind, whether arising in contract, tort or otherwise, and regardless of whether such party has been notified of the possibility of such damages.

10.
General.

10.1.
Assignment. Consultant will not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of Trevi. Trevi may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to Trevi are transferable to Trevi’s assignee without Consultant’s consent.

10.2.
Governing Law. The validity, interpretation and performance of this Agreement will be governed by and construed in accordance with the laws of Delaware without regard to the principles of conflicts of law. All disputes arising hereunder will be adjudicated in the state and federal courts having jurisdiction over disputes arising in New Haven, Connecticut, and Consultant hereby agrees to consent to the personal jurisdiction of such courts.

10.3.
Notices. Any notice to be given under this Agreement must be in writing, in English and delivered either in person, by e-mail, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the address(es) set forth at the end of this Agreement. Notice will be deemed sufficiently given upon the earliest of: (i) the date of actual receipt; (ii) if mailed, three days after the date of postmark; or (iii) if delivered by express courier, the next business day the courier regularly makes deliveries to the addressee’s location. Any notice that is sent by e-mail will be deemed received one business day after transmission if no automatic response has been received from the recipient’s e-mail system indicating non-receipt or unavailability of the recipient.

10.4.
Entire Agreement; Construction. This Agreement and any attachments (each of which is incorporated herein by reference), constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed or amended except by a written instrument signed by each party. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability will not prevent enforcement of any other provision of this Agreement. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Any failure to enforce any provision of this Agreement does not constitute a waiver thereof or of any other provision hereof and any waiver must be in writing and signed by the waiving party.

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Trevi Therapeutics, Inc. David Clark

By: /s/ Jennifer Good /s/ David Clark

Name: Jennifer Good

Title: President and CEO

Date: September 28, 2024 Date: September 28, 2024

Address for Notices: Address for Notices:

Trevi Therapeutics, Inc. David Clark

195 Church St. [**]

New Haven, CT 06510

Attn: CEO

and

Legal@trevitherapeutics.com

Exhibit A

Description of Services

Consultant will, inter alia, provide general medical consulting services to Trevi in support of Trevi’s clinical trials and development plans.

Fees/Payments

Consultant will submit all invoices and requests for payment to Trevi via email to: AP@TreviTherapeutics.com and cc: Jennifer.Good@TreviTherapeutics.com including reference to Trevi Project Name and description of services performed.

Trevi pays via ACH for Domestic banks. Please insert Consultant’s applicable bank account information.

U.S Payments via ACH:

Bank Account Number:

Bank Routing Number for ACH payments:

Type of Account (checking or savings):

Is this a Business or Personal account:

Exhibit B

Data Processing Addendum (Freelancers)

1. Background. The parties will comply with the terms of this Data Processing Addendum (“DPA”) where the Services involve Processor Processing Controller’s Personal Data (‘‘Controller Personal Data’’) on behalf of Controller. All terms used in this DPA and not otherwise defined will have the meaning set forth the European Union’s (EU’s) General Data Protection Regulations (“GDPR”) or the UK General Data Protection Regulation (“UK GDPR”), as applicable. Trevi is the “Controller” and Consultant is the “Processor.”

2. Nature and Purpose of Data Processing. The subject-matter and duration of the Processing, the nature and purpose of the Processing, the type of Controller Personal Data and categories of Data Subjects are described in Appendix No. 1. The parties will amend the Agreement to revise Appendix No. 1 as necessary to address any changes to the scope and nature of Services and the associated Processing to be delivered under the Agreement.

3. Instructions for Processing of Personal Data. Processor will Process Controller Personal Data solely for the purpose of carrying out its obligations under the Agreement and in accordance with all applicable data protection laws and regulations. Processor will Process Controller Personal Data only in accordance with the Controller´s written instructions (“Instructions”), unless required to Process the Controller Personal Data otherwise by EU, UK or Member State law, in which case the Processor will inform the Controller of the legal requirement before performing the Processing. This Section 3 and Appendix No.1 constitute Controller’s complete Instructions to Processor for the Processing of Controller Personal Data under the Agreement. If, in Processor’s opinion, the Instructions from Controller infringe the GDPR, UK GDPR or other EU or Member State data protection provisions, Processor will immediately inform the Controller.

4. Additional Obligations of Processor. Processor will: (i) ensure that all individuals who are authorized to Process the Controller Personal Data are subject to confidentiality obligations, that they Process Controller’s Personal Data pursuant to Controller’s Instructions, and that they comply with this DPA; (ii) assist Controller in complying with the rights of Data Subjects as applicable to the Processing performed by Processor; (iii) assist Controller in conducting data protection impact assessments and in obtaining approvals from data protection authorities in connection with the assessments, as applicable to the Processing and where required by the GDPR or UK GDPR; (iv) securely return or destroy, at Controller’s option, Controller Personal Data in Processor’s possession when no longer required to perform the Services; (v) make available to Controller information necessary to demonstrate compliance with applicable date protection laws, including allowing for and cooperating with audits by Controller or its representative; and (vi) notify Controller within 48 hours of any Personal Data Breach, and provide information concerning the Personal Data Breach necessary for Controller to meet its obligations to investigate and provide proper legal notifications.

Processor will obtain Controller’s prior written consent for the engagement of any Sub-processor to perform processing activities on behalf of Controller. Processor will require each approved Sub-processor to sign a written agreement that includes the same data protection obligations as set forth in this DPA. Processor will not transfer Personal Data of individuals in the European Union, the European Economic Area, the UK or Switzerland from those jurisdictions to a country that has not been determined to have an adequate level of data protection unless Controller approves the transfer in writing and appropriate safeguards for the Personal Data are in place in accordance with applicable date protection laws.

Processor will implement appropriate technical and organizational security measures to protect Controller Personal Data as required under Article 32 of the GDPR. The security measures will include, but are not limited to, policies and procedures that address:

a.
pseudonymisation or encryption of Controller Personal Data;
b.
the confidentiality, integrity, availability and resilience of Processing systems and services;
c.
the availability of and access to Controller Personal Data in a timely manner following any physical or technical incident; and
d.
regular testing, assessing, evaluating and remediating, as necessary, the effectiveness of the technical and organizational security measures for ensuring the security of the Processing.

Appendix No. 1 to Exhibit B - DPA

Subject Matter of Processing:	The performance of the Services under the Agreement
Duration of Processing:	Until the earlier of the completion of the delivery of the Services or upon termination of the Agreement
Nature and Purpose of Processing:

The purpose of the Processing is for the completion of certain services in connection with Controller’s clinical trials. Processor will perform the following specific Processing:

Consulting services related to Trevi clinical studies and products

Categories of Data Subjects:	Types of Personal Data Processed May Include:
Clinical trial participants (all studies)	Year of Birth Subject Number Randomization Number Study Visit Dates Treatment Assignment Medical information related to safety reporting and unblinded status of consultant
Clinical trial site personnel (all studies)	Physician Name/Title Name/Title of Site Personnel Site Number Contact Information including: street and mailing address, phone number, email address, and fax number
Controller’s EU and US regulatory vendors and/or consultants	Name/Title of Vendor/Consultant Personnel Street Address Mailing Address Phone Number Email Address Fax Number
Controller’s personnel	Name/Title of Controller’s Personnel DOB Phone number Email address Street address Mailing address